AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO PART VI – PAYMENT UPON DEATH

This Endorsement is part of your Contract and the same definitions apply to the capitalized terms used herein.

The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner.

This Endorsement is effective upon your [Contract Date].

The following is added to the second paragraph of SECTION 6.01 BENEFICIARY:

For purposes of the following sentence the term “irrevocable Beneficiary” is used in the singular but may be applied in the plural.

You may designate an irrevocable Beneficiary under the Contract. If you do so, the irrevocable Beneficiary and the irrevocable Beneficiary’s portion of the Death Benefit may not be changed without the consent of such irrevocable Beneficiary.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson, Chairman of the Board and Chief Executive Officer ]	Karen Field Hazin, Vice President, Secretary and Associate General Counsel ]

ICC15IRREVOC